EXHIBIT 10.11

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                  CHIRON-PANGENETICS RESEARCH AND DEVELOPMENT
                   LICENSE AND OPTIONS FOR COMMERCIAL LICENSE

THIS AGREEMENT, by and between PanGenetics B.V. ("PanGenetics B.V.") a company organized and existing under the laws of the Netherlands and having its principal place of business at E. van Calcarstraat 30, 1963 DG Heemskerk, the Netherlands, and Panorama Research Inc. ("Panorama"), a company organized and existing under the laws of California, and having its principal place of business at 2462 Wyandotte Street, Mountain View, California 94043 (collectively PanGenetics B.V. and Panorama shall be deemed "PanGenetics"), Mark de Boer
("de Boer"), and Chiron Corporation ("Chiron"), a Delaware corporation having its principal place of business at 4560 Horton Street, Emeryville, California 94608, is effective upon the last signature date (the "Effective Date").

                                   BACKGROUND

WHEREAS, certain inventions relating to marine monoclonal antibodies against the human antigen known as CD40 ("Anti CD40 Mabs") have been made by Chiron, and by de Boer, subject to the provisions of a material transfer agreement between Chiron's predecessor Cetus and de Boer dated December 16, 1991, (the "1991 MTA"), a consulting agreement between Chiron and de Boer dated January 1, 1993, (the "1993 Consulting Agreement"), a consulting agreement between Chiron and de Boer dated January 1, 1994 (the "1994 Consulting Agreement"), a material transfer agreement between Chiron and Panorama dated November 9, 1994 (the
"1994 MTA") and their subsequent amendments.

WHEREAS, PanGenetics, Chiron and de Boer (the "Parties") now wish to provide for the licensing of rights relating to such inventions and the further development of anti-CD40 antibodies for human therapeutic uses;

                                   AGREEMENT

NOW, THEREFORE, PanGenetics, Chiron and de Boer agree as follows:

1  DEFINITIONS

     As used in this Agreement:

     1.1 "AFFILIATE" with respect to any person, means any company, entity, joint venture or similar business arrangement which is controlled by, controlling or under common control with such person, and shall include without limitation any company fifty percent or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by such person, and any company which owns or controls, directly or indirectly, fifty percent or more of such person. Without limiting the generality of the foregoing, the Affiliates of Chiron expressly exclude Ciba-Geigy Limited, a Switzerland corporation, or any wholly owned subsidiaries of Ciba-Geigy Limited ("Ciba"), unless and until such time as Ciba-Geigy and Chiron may mutually agree upon the terms and conditions upon which Ciba may be deemed an Affiliate of Chiron for the purposes of this Agreement.

     1.2 "ANTI-CD40 MABS" means monoclonal antibodies against human CD40 produced by the hybridomas 5D12, 3A8 and 3C6, or any monoclonal antibody derived therefrom, including humanized anti-CD40 Mabs, and/or human anti-CD40 Mabs, and fragments thereof capable of binding the Human CD40 Molecule.

     1.3 "CHIRON TECHNOLOGY" means all information, developments, discoveries, inventions, know-how, products, substances, processes and methodologies, and other proprietary information or technology developed or otherwise acquired by Chiron relating to the Field as of the Effective Date, including, but not limited to, the hybridoma cell lines described in Section 1.2, the Anti-CD40 Mabs produced therefrom, and the use of said Anti-CD-40 Mabs.

     1.4 "CHIRON PATENTS" means any U.S. patents or patent applications, including any continuations, renewals, extensions or re-issues or divisions thereof, relating to, or incorporating the Chiron Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate the Chiron Technology, including, but not limited to, U.S. patent application USSN 08/070,158, and those patent applications filed in the countries designated by PCT filing WO 94/01547 and are listed on the PCT Patent Application Schedule attached as Exhibit 1, and any patentable improvements invented by Chiron or relating to the lumanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule.

     1.5 "CHIRON TERRITORIES" shall mean all countries of the world, except Europe and Japan.

     1.6 "DE BOER RIGHTS" shall mean de Boer's interest in inventions within the Field (i) which are governed by the 1991 MTA, attached as Exhibit 3 to this Agreement, and its subsequent amendments; and (ii) without limiting the foregoing, inventions within the Field created by de Boer during the course of this agreement. With respect to all de Boer inventions within the Field which are governed by the terms and conditions of the 1993 Consulting Agreement, the 1994 Consulting Agreement, (collectively the "Consulting Agreements") and their subsequent amendments, de Boer has assigned or will assign all right title and interest in such inventions to Chiron in accordance with the terms of said Consulting Agreements. de Boer rights arising from inventions within the Field made by de Boer after the conclusion of the Consulting Agreements shall be governed by the terms and conditions of this Agreement, including, without limitation, the provisions of Article 3, relating to de Boer's assignment of de Boer rights to PanGenetics, and Pan Genetics' obligations to assign to Chiron patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule for inclusion within the Chiron Patents.

     1.7 "FIELD" means the use of Anti-CD40 Mabs or products based on or derived from the use of Anti-CD40 Mabs in human therapeutic applications wherein the Mab mediates a therapeutic effect by binding to the Human CD40 Molecule. The Field shall not include the use of gene therapy, except to the extent PanGenetics is permitted under the terms and conditions of this Agreement, including, without limitation, the terms and conditions set forth in Article 7 to undertake activities relating to Second Generation Products which use gene therapy solely for the endogenous local delivery and synthesis of Anti-CD40 Mabs. The following commercial applications are specifically excluded from the
Field: (i)
vaccines; (ii) diagnostics; (iii) gene therapy, anti-gene therapy, including, without limitation, the use of antisense or ribozyme molecules, except as provided in Article 7 and (iv) peptidomimetic or other synthetic, small-molecular weight, non-peptide molecules. Without limiting the foregoing, PanGenetics may use Anti-CD40 screening assays, provided that such assays are used solely for non-commercial, internal research purposes.

     1.8 "HUMAN CD40 MOLECULE" means the type I transmembrane protein encoded by the CD40 gene and known to be expressed on a number of cells including, without limitation, B cells, dendritic cells, monocytes and macrophages.

     1.9 "JOINT TECHNOLOGY" shall mean Technology and inventions within the Field which are invented jointly by employees of Panenetics (including persons obligated to assign inventions to PanGenetics) and employees of Chiron (including persons obligated to assign inventions to Chiron), whether or not such inventions are also owned in conjunction with third parties pursuant to this Agreement.

     1.10 "JOINT TECHNOLOGY PATENTS" shall mean U.S. patents or patent applications claiming or incorporating Joint Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate Joint Technology.

     1.11 "LICENSED PRODUCT(S)" means any product, the manufacture, use or sale of which, but for the license granted hereunder, would infringe any valid and enforceable claim of any Chiron Patents or PanGenetics Patents in the country of such manufacture, use or sale, or product, which relates to or requires the use of Chiron Technology or Panorama Technology. Licensed Products include, but are not limited to, any human therapeutic product(s), or one under development, which is based directly or indirectly on an Anti CD40 Mab or products based on or derived from the use of Anti-CD40 Mabs. The following commercial applications are specifically excluded from the Field: (i) vaccines;
(ii) diagnostics; (iii) gene therapy, anti-gene therapy, including, without limitation, the use of antisense or ribozyme molecules, except as provided with respect to Second Generation Products as provided in Article 7 and (iv) peptidomimetic or other synthetic, small-molecular weight, non-peptide molecules.

     1.12 "NET SALES" shall mean the amount billed or invoices for each unit of Licensed Products sold less:

       (i)  Customary trade, quantity or cash discounts;

      (ii)  Amounts repaid or credited by reason of rejection or return; and/or

     (iii) To the extent separately stated on purchase orders, invoices or other documents of sale, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges.

      (iv) sales and value-added taxes separately stated on invoices. Licensed Products shall be considered sold when shipped.

     In the event that Licensed Products are sold in combination with another product or active component, (a "Combination Product") for a single price, Net Sales from sales of Combination Products for purposes of calculating royalties due or allocating profits under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the gross selling price of the Licensed Product sold separately in the country of sale and B is the gross selling price of the other product(s) or components sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Licensed Products to the price of the Combination Product. Such apportionment shall be negotiated in good faith between the parties and such apportionment shall be established prior to the time that a party hereto shall have the right to sell such Combination Products.

     1.13 "PANGENETICS TECHNOLOGY" shall mean all information, developments, discoveries, inventions, know-how, products, substances, processes and methodologies, and other proprietary information or technology developed or otherwise acquired by PanGenetics relating to the development of Licensed Products within the Field, including, but not limited to, methods for preparing or using such materials as well as methodologies for testing their interaction in biological systems, clinical and pre-clinical data and submissions, discoveries and trade secrets, whether patentable or unpatentable, and other proprietary information or technology developed by PanGenetics, or licensed to PanGenetics with a right to sublicense, or otherwise acquired by PanGenetics within the Field, prior to or after the Effective Date of this Agreement.

     1.14 PANGENETICS PATENTS" shall mean U.S. patents or patents issuing from patent applications claiming or incorporating PanGenetics Technology, together with any foreign counterpart thereof and any divisional, continuation, continuation-in-part and any reissue or extension thereof, to the extent they claim or incorporate PanGenetics Technology, as set forth in the PanGenetics' Patent Schedule, attached as Exhibit 2 to this Agreement, and as may be amended from time to time. In the event that PanGenetics Patents include any patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or any other improvements to Chiron Patents, the provisions of Article 1.4 and Section 3.9 shall apply.

     1.15  "PANGENETICS TERRITORIES" shall mean Europe and Japan.

     1.16 "SECOND GENERATION PRODUCTS" shall mean products which involve the use of gene therapy solely for the endogenous local delivery and synthesis of Anti-CD40 Mabs. Second Generation Products shall be governed by the provisions of Article 7 of this Agreement, and shall not be governed by the provisions of the Commercial License contemplated in Article 6. This Agreement grants PanGenetics no license, express or implied, to create Second Generation Products.

2.  OWNERSHIP

     PanGenetics hereby acknowledges and confirms that Chiron is the owner of the Chiron Technology and the Chiron Patents. PanGenetics hereby agrees to assign to Chiron all right, title and interest PanGenetics might acquire, invent, develop or claim in Chiron improvements which fell within Claims Technology or Chiron Patents, or improvements thereto, subject to the license rights granted to PanGenetics under this Agreement. PanGenetics shall, without additional consideration from Chiron, execute (or, if necessary, PanGenetics shall cause any of its employees to execute) any assignment or other documentation reasonably required to record or confirm such ownership by Chiron.

3.  RESEARCH AND DEVELOPMENT LICENSE

The Parties commit to the following:

     3.1 RESEARCH AND DEVELOPMENT LICENSE. Subject to the terms hereof, Chiron hereby grants PanGenetics an exclusive, (except as to Chiron) research and development license (the "Research and Development License") under the Chiron Patents and Chiron Technology, solely to carry on research and development activities worldwide with respect to the Licensed Products. This Research and Development License grants PanGenetics no rights to make, use or sell Licensed Products for commercial purposes. The Research & Development License is subject to the provisions of Section 3.6 relating to due diligence. As provided in
Section 3.6, upon the failure of PanGenetics to fulfill its due diligence obligations, Chiron shall have the right, but not the obligation, to terminate the Research and Development License granted pursuant to this Section 3.1. In the Event of such termination, Chiron shall retain all rights under the Chiron Technology and Chiron Patients, and shall be granted rights under PanGenetics' Patents and Technology pursuant to Section 5.2 of this Agreement.

     3.2 EVALUATION OF PATENT RIGHTS. Chiron shall undertake commercially reasonable efforts to prosecute and maintain all United States and foreign patent applications and patents defining Chiron's rights in the Chiron Technology and Chiron Patents. A report from an outside patent counsel assessing the Parties' freedom of operation to develop, use, manufacture or sell Licensed Products has been prepared and received by PanGenetics.

     3.3 DE BOER PANGENETICS COUNSELING AGREEMENT. Subject to the rights and obligations of Chiron and de Boer under the Consulting Agreements and their subsequent amendments, PanGenetics and de Boer shall enter into a separate agreement, (the "de Boer PanGenetics Consulting Agreement") to be effective on the Effective Date, pursuant to which de Boer shall consult and collaborate with PanGenetics, at no expense to Chiron, on research related to the Chiron Technology, and the development of Licensed Product. The de Boer PanGenetics Consulting Agreement may make provisions for coordinating the Anti CD40 Mab related research activities of de Boer and PanGenetics with the anti CD40 Mab related research activities of Professor Lucien Aarden at the Central Laboratory of the Netherlands Red Cross Blood Transfusion Services ("CLB") in Amsterdam. Any inventions made by de Boer within the Field which relate to or result from collaborative activities, including, without limitation, collaborative activities with the CLB, shall be subject to terms and conditions of this Agreement, and if applicable, the terms and conditions of the 1991 MTA and Consulting Agreements. PanGenetics and de Boer represent and warrant that any and all collaborative activities undertaken by PanGenetics and de Boer shall comply in all respects with the terms and conditions of this Agreement, including, without limitation, the provisions of Section 3.4.

     3.4 EMPLOYEE OBLIGATIONS. PanGenetics and de Boer represent and warrant that all employees, representatives, agents or consultants who will be involved in activities relating to this Agreement shall be bound by an obligation to assign all inventions to PanGenetics and to cooperate with Chiron and/or PanGenetics in connection with the patenting of any such inventions. Neither de Boer nor Pan Genetics shall permit persons not bound by such obligations to work on the Research.

     3.5 RESEARCH & DEVELOPMENT PLAN. PanGenetics will product and submit to Chiron for Chiron's review and approval a product development and business plan (the "Research and Development Plan") which outlines the research and development activities necessary to bring a Licensed Product to market. At a minimum, PanGenetics' Research and Development Plan shall provide milestones from early research activities though Phase III Clinical trials and evaluation, which will permit Chiron to measure PanGenetics' diligence in complying with its research and development obligations. The Research and Development Plan shall be incorporated into this Agreement, and are attached as Exhibit 6.

     3.6 DUE DILIGENCE. PanGenetics shall exercise its best efforts and due diligence in developing and bringing to market a Licensed Product. Within four
(4) years after the Effective Date of this Agreement, PanGenetics shall enter into clinical trials directed toward evaluating candidates for a Licensed Product for commercial use. PanGenetics shall be solely responsible for acquiring, and, if applicable, maintaining, any third party patents relating to humanized Mabs and/or human Mabs and processes for making humanized Mabs and/or human Mabs required by PanGenetics for the development and commercialization of a Licensed Product. If, on the date occurring at the end of five (5) years from the Effective Date, PanGenetics has not filed an IND or equivalent submission related to Licensed Products with either the Japanese Koseisho, or a corresponding regulatory agency in the United Kingdom, Germany, France or other major market country in the European Community, Chiron shall have the right to determine whether PanGenetics has made diligent efforts to produce Licensed Products. In the event that Chiron reasonably determines that PanGenetics has not satisfied the criteria set forth above, and has not exercised the requisite diligence in developing Licensed Products, PanGenetics's license grant shall continue, but PanGenetics shall pay to Chiron an annual maintenance fee of * to preserve its rights under this Agreement. If, on the date occurring at the end of eight (8) years from the Effective Date, PanGenetics has not released a Licensed Product in any major market, and PanGenetics cannot demonstrate commercially reasonable diligence in developing Licensed Products, Chiron shall have the right to terminate this Agreement, and all license grants made to PanGenetics hereunder shall revert back to Chiron. Once initiated, PanGenetics' obligation to pay the * annual maintenance fee shall continue until PanGenetics pays to Chiron the registration payment referenced in Section 6.6 of this Agreement. PanGenetics' rights to undertake research and development activities shall be subject to Chiron's First Refusal Rights as referenced in the provisions of Section 6.12 of this Agreement.

     3.7 PANGENETICS IMPROVEMENTS. Upon Chiron's request, as promptly as reasonably practicable, PanGenetics shall supply Chiron with reasonable quantities of improvements to Chiron Technology, including Anti-CD40 Mabs, developed by PanGenetics, for Chiron's use. Further, in the event PanGenetics develops any improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or any other improvements to Chiron Patents, (the "PanGenetics Improvements") PanGenetics shall assign to Chiron all right title and interest in such

PanGenetics Improvements, including, without limitation, the right to file, prosecute and maintain patients related to the PanGenetics Improvements. Chiron shall grant back to PanGenetics licenses to such Pangenetics Improvements (the "PanGenetics Improvement Grant-Back License"). During the term of the Research and Development License, the PanGenetics Improvement Grant Back License(s) shall be worldwide, co-exclusive and royalty free. Once the parties have concluded the terms of the Commercialization License, the PanGenetics Improvement Grant-Back Licenses shall be worldwide, co-exclusive and royalty free.

     3.8 ASSIGNMENT OF DE BOER RIGHTS TO CHIRON. de Boer grants Chiron all right, title and interest in the de Boer Rights existing as of the Effective date. Further, de Boer and PanGenetics agree to undertake all measures necessary to perfect Chiron's interest in all present and future de Boer Rights, including, without limitation, the execution of assignments to convey all de Boer Rights existing as of the Effective Date of this Agreement.

     3.9 ASSIGNMENT OF DE BOER RIGHTS TO PANGENETICS AND CHIRON. deBoer Rights arising from inventions within the Field made by de Boer after the conclusion of the Consulting Agreements shall be governed by the terms and conditions of this Agreement. de Boer and PanGenetics agree that de Boer shall assign all such de Boer Rights to PanGenetics. de Boer and PanGenetics shall assign to Chiron all patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule for inclusion within the Chiron Patent. PanGenetics and de Boer agree, represent and warrant that the CD40 License & Collaboration Agreement between de Boer and Panorama, dated October 1, 1994, and attached as Exhibit 7, is null, void, and of no further effect. PanGenetics and de Boer further agree, represent and warrant that they have undertaken or will undertake all measures necessary to render such agreement null, void and of no legal effect.

     3.10 PROGRESS MEETINGS During the term of the Research and Development License, Chiron and PanGenetics shall meet at least annually to discuss research and development progress and potential clinical indications and applications for Licensed Products.

     3.11 Except as set forth herein, PanGenetics shall have the sole responsibility for, and shall bear the cost of, the research and development of each Licensed Product. Chiron's sole responsibility shall be the prosecution and maintenance of Chiron Patents, as provided herein. Prior to PanGenetics exercise of its option rights as set forth in Article 4. Chiron shall pay for the prosecution and maintenance of Chiron Patents in the United States all countries listed in the PCT Patent Applications Schedule attached as Exhibit 1, to this Agreement. After PanGenetics' exercise of its option rights as set forth in
Article 4, Chiron will pay for the prosecution and maintenance of Chiron Patents in the Chiron Territories, and PanGenetics will reimburse Chiron for the cost of filing, prosecution and maintenance of Chiron patents in the PanGenetics Territories.

4.  OPTION TO OBTAIN COMMERCIAL LICENSE

     4.1 OPTION TO COMMERCIAL LICENSE. Subject to completion of the obligations of Chiron, PanGenetics and deBoer set forth in Article 3 of this Agreement, Chiron hereby grants PanGenetics, and Pangenetics hereby grants Chiron, an option to obtain a commercial license (the "Commercial License"), subject to the provisions of Article 6. The Commercial License shall grant Chiron and Pan Genetics all rights and licenses necessary to make, use, have made and sell, market and otherwise commercialize Licensed Product as provided in Article 6, including, without limitation, licenses under the Chiron Technology, Chiron Patents, PanGenetics Technology, PanGenetics Patents, any regulatory submissions and licenses. The Commercial License shall be upon terms and conditions substantially similar to those set forth below in Article 5 of this Agreement, and any additional terms of conditions mutually acceptable to both parties and negotiated in good faith by the parties. Such option shall be exercisable within six (6) months after the injection of at least three patients with Licensed Product in a Phase I/II clinical trial as referenced in the PanGenetics' Research and Development Plan set forth in Exhibit 6.

5.  TERM AND TERMINATION OF RESEARCH AND DEVELOPMENT LICENSE AND OPTION RIGHTS

     5.1 TERM. This Research and Development License and Option Agreement shall survive until:

          5.1.1 the expiration of the options granted in Article 4 of this Agreement;

          5.1.2 the parties conclude the terms of the Commercial License in accordance with Article 6 of this Agreement;

          5.1.3  termination as provided below in Section 5.2.

     5.2 TERMINATION. All licenses granted hereunder from one party to the other may be terminated by written notice to the licensee party in the event that the licensee breaches a provision of this Agreement and has failed to cure or demonstrate the nonexistence of the breach within ninety (90) days of receipt of a written notice and demand to cure such breach. Without limiting the foregoing, if PanGenetics fails to perform its due diligence obligations pursuant to Section 3.6, Chiron shall have the right, but not the obligation, to terminate the Research and Development License or Option Right granted to PanGenetics pursuant to this Agreement. In the event of such termination, the following shall occur:

          5.2.1  Chiron shall retain all rights under the Chiron Patents;

          5.2.2 PanGenetics shall grant Chiron all licenses necessary to permit Chiron to commercialize Licensed product, including, without limitation, licenses to Pan Genetics Patents, PanGenetics Technology, regulatory submissions and regulatory submissions and regulatory licenses. Such licenses shall be worldwide and royalty free. Without limiting the foregoing, in the event that PanGenetics obtains third party patents, including, without limitation, any third party patents relating to humanized Mabs and/or human Mabs and processes for making humanized Mabs and/or human Mabs, PanGenetics shall (i) undertake commercially reasonable efforts to secure the right to sublicense such patents, and (ii) shall sublicense to Chiron Pangenetics' rights in such third party patents. With respect to such licenses to third party patents, in the event that Chiron wishes to exercise its right to obtain such sublicense, Chiron shall assume PanGenetics' obligations with respect to earned royalties, but shall not pay any milestone or other upfront fees.

6.  COMMERCIAL LICENSE AGREEMENT

     6.1 TERMS. Upon the exercise of the option provided in Article 4 of this Agreement, the Parties hereto shall enter into a commercial license agreement (the "Commercial License") upon the terms and conditions set forth in this
Article 6.

     6.2 CHIRON LICENSE GRANTS TO PANGENETICS. Chiron shall grant to PanGenetics an exclusive Commercial License, with the right to sublicense marketing rights only, to all rights and licenses necessary to make, have made, use, sell market and otherwise commercialized Licensed Product(s) in the PanGenetics' Territories, including, without limitation, licenses under the Chiron Patents, Chiron Technology, and any regulatory submissions and approvals.

     6.3  PANGENETICS LICENSE GRANTS TO CHIRON/EXCLUSIVITY AND
TERRITORIES. PanGenetics shall grant to Chiron an exclusive Commercial License, to all rights and licenses necessary to make, have made, use, sell market and otherwise commercialize Licensed Product(s) in the Chiron Territories, including with the right to sublicense marketing rights, including, without limitation, licenses under PanGenetics' Technology, PanGenetics Patents, and all regulatory submissions and approvals.

     6.4 MANUFACTURING RIGHTS. Chiron will have the right of negotiation to manufacture the product for commercial sale world-wide. If the parties cannot agree upon mutually acceptable terms for such manufacturing rights, each party shall have the right to manufacture licensing products for commercial sale within their respective territories.

     6.5 MARKETING ARRANGEMENTS. Prior to the marketing of Licensed Product, the parties shall agree on terms for the promotion and sale of Licensed Product. The marketing provisions shall include appropriate termination and diligence terms. In territories where the parties agree to co-promote or co-market Licensed Product, the parties shall negotiate in good faith appropriate compensation provisions that reflect the parties' relative contributions with regard to the commercial sale of the Licensed Product. These negotiations shall be subject to a time limit and the objective of the arrangements shall be to maximize the economic return to both parties.

     6.6 REGISTRATION PAYMENT. Within ninety (90) days after successful registration of a Licensed Product by PanGenetics in either Japan, the United Kingdom, France, or Germany, PanGenetics shall pay to Chiron One Million Dollars ($1,000,000) (the "Registration Payment").

     6.7 ROYALTIES. Following the first Commercial Sale of a Licensed Product by PanGenetics or Chiron pursuant to the Commercialization Agreement and licenses granted therein, the party making such sale (the "Paying Party") shall submit to the other party (the "Payee") within sixty (60) days of the end of every calendar quarter a quarterly report setting out Net Sales of each Licensed Product by country, royalty credits accumulated or taken, and sublicense receipts, if any. The Paying Party shall, at the same time such report is submitted, pay the Payee an earned royalty (the "Earned Royalty") in the amount of * of Net Sales by the Paying Party or its affiliates of sublicensees, and * of any up-front or milestone fees or other similar value received from sublicensees.

     6.8 MANNER OF PAYMENT. All payments hereunder shall be made by bank transfer to the bank account designated by the party to receive such payments. Where required to do so by applicable law or treaty, the Paying Party shall withhold taxes required to be paid to a taxing authority on account of such income to the Payee, and the Paying Party shall furnish the Payee with satisfactory evidence of such withholding and payment in order to permit the Payee to obtain a tax credit or other relief as may be available under the applicable law or treaty. If any sum due hereunder is not paid in full on the due date, interest at the average prime rate for the month preceding payment of the unpaid balance (as published from time to time by the THE WALL STREET JOURNAL shall accrue and be payable on any unpaid balance from the date such payment became due until the date paid.

     6.9 RECORDS OF ROYALTY OBLIGATIONS. The Paying Party will keep and maintain proper books and records as are required accurately to determine royalties payable to the Payee for three (3) years following the date on which such royalties were paid or reported. The Payee shall have the right, at its own expense, to have such books and records examined by independent certified public accountants acceptable to the Paying Party at reasonable times solely for the purpose of verifying the accuracy of royalties paid or reported by the Paying Party. The Payee shall bear the cost of any such inspection; provided, that in the event the inspection discloses that any payments made to the Payee hereunder for any accounting period were deficient by more than ten percent, the Paying Party shall promptly reimburse the Payee for the cost of such independent audit and shall pay to Payee the amount of such deficiency together with interest thereon at the rate specified in Section 6.8 above.

     6.10 TERM AND TERMINATION OF COMMERCIAL LICENSE AGREEMENT. Upon the later of the expiration of the last to expire of the patent rights included in the Chiron Parents, PanGenetics Patents, or Joint Technology Patents (if any), or ten (10) years after the first commercial sale of Licensed Product, the provisions of the Commercial License shall be of no further force and effect, except for provisions of the Commercial License which impose obligations that continue beyond the expiration of the agreement, including, without limitation, provisions relating to confidentiality and indemnity. Prior to the expiration of the last to expire of the Chiron Patents, PanGenetics Patents, or Joint Technology Patents, neither party shall have the right to terminate the Commercial License, except as follows:

          6.10.1  Upon mutual written agreement of the parties; or

          6.10.2 If a party materially breaches a material provision of the Commercial License and has failed to cure or demonstrate the nonexistence of the breach within ninety (90) days of receipt of a written notice and demand to cure such breach; or

          6.10.3 In the event that one of the parties becomes insolvent or files for bankruptcy protection or fails generally to pay its debts as they become due, makes an assignment of substantially all of its assets for the benefit of creditors or applies for or consents to the appointment of a custodian, trustee or receiver for such party or the majority of its property, or if any other proceeding for relief under any bankruptcy law or similar law for the relief of debtors is instituted by or against such party and, if instituted against such party, is consented to or not dismissed within ninety (90) days after such institution.

     6.11 LIMITATION OF LICENSE. This license does not extend to any rights or products other than those referred to herein.

     6.12  CHIRON'S FIRST REFUSAL RIGHTS.

          6.12.1 GRANT OF RIGHT OF FIRST REFUSAL. PanGenetics grants Chiron a right-of-first-refusal to obtain rights related to PanGenetics inventions; provide funding for research or development activities; provide research or development services; manufacture licensed product for commercial sale; and market licensed product, within the Field of this Agreement in any country (the "First Refusal Rights.")

          6.12.2 NOTIFICATION TO CHIRON. PanGenetics shall promptly send to Chiron, at the address specified herein, a reasonably detailed written notification of any event which would give rise to the Chiron First Refusal Rights referenced above. Chiron shall respond to PanGenetics within sixty
     (60) days of its receipt of such notification of its interest in exercising its First Refusal Rights.

          6.12.3 NEGOTIATION OF TERMS. For a period of up to ninety (90) days after PanGenetics receives notice of Chiron's intention to exercise its First Refusal Rights, the parties shall negotiate in good faith a reasonable agreement mutually acceptable to both parties.

          6.12.4 COMMERCIALIZATION BY PANGENETICS. In the event that Chiron fails to respond within sixty (60) days, or affirmatively indicates that it is not interested in exercising its First Refusal Rights with respect to the opportunity presented by PanGenetics, or the parties fail to reach a definitive terms of agreement pursuant to Section 6.12.3, PanGenetics shall be free to pursue other arrangements regarding the opportunity, either independently or with one or more third parties, provided that PanGenetics shall not offer to extend rights related to the opportunity to a third party on terms more favorable than those previously offered to Chiron with respect to such opportunity without first offering such more favorable terms to Chiron.

7.  SECOND GENERATION PRODUCTS

     With respect to the development of any Second Generation Product, Chiron and PanGenetics agree as follows:

     7.1 NO LICENSE GRANTED FOR SECOND GENERATION PRODUCT. Nothing in this Agreement shall be construed to grant to PanGenetics an express or implied license under the Chiron Patents or Chiron Technology to undertake activities related to the research, development, or marketing of a Second Generation Product.

     7.2 NOTICE. Each party agrees to keep the other party reasonably informed of its activities which relate to the development of a Second Generation Product. In the event that either party undertakes activities relating to the research or development a Second Generation Product, each party shall notify the other of such activities. Such notification and disclosure shall be subject to the confidentiality obligations set forth in Article 9.

     7.3 PANGENETICS' DEVELOPMENT OF SECOND GENERATION PRODUCT. With respect to activities related to the development of a Second Generation Product that may be undertaken by PanGenetics, the following shall apply:

          7.3.1 PanGenetics shall not undertake the internal commercial development of any Second Generation Product without first obtained Chiron's prior written approval;

          7.3.2 PanGenetics shall not undertake any activities related to the research or development of a Second Generation Product with any third party without having obtained Chiron's prior written consent.

     7.4 CHIRON'S DEVELOPMENT OF SECOND GENERATION PRODUCT. In the event that Chiron undertakes activities related to the development of a Second Generation Product, the following shall apply:

          7.4.1 Chiron shall notify PanGenetics of its activities which relate to Second Generation Product, as provided in Section 7.2.

          7.4.2 PanGenetics may, at its discretion, present Chiron with proposals regarding PanGenetics' participation in the Second Generation Product research and development being undertaken by Chiron.

          7.4.3 Chiron may, at its discretion, evaluate the PanGenetics proposals referenced in Section 7.4.2, and may, at its discretion, invite PanGenetics to enter into negotiations regarding the collaboration of Chiron and PanGenetics in Second Generation Product related activities. Neither party shall be obligated to collaborate with the other with respect to such activities except upon terms and conditions mutually acceptable to both parties.

          7.4.4 In the event that (i) Chiron brings a Second Generation Product to market in Europe or Japan, and (ii) Chiron and PanGenetics have not entered into a definitive collaboration arrangement pursuant to Section
     7.4.3 which provides additional compensation to PanGenetics in exchange for value contributed by PanGenetics to the development of said Second Generation Product, Chiron shall pay PanGenetics an earned royalty of * of net sales of such Chiron Second Generation Product.

8.  PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

     8.1 Chiron shall have the right and obligation to prepare, file and maintain the Chiron Patents in the United States and the countries listed in the PCT Patent Applications Schedule, and, if applicable, in such other countries as Chiron may elect. Chiron shall use reasonable efforts to prosecute and maintain the Chiron Patents. PanGenetics shall, at its cost and expense, cooperate fully in such effort, including providing documentary support from de Boer if necessary. Chiron shall keep PanGenetics informed as to the status of such patent applications and provide to PanGenetics, upon PanGenetics' written request, all relevant information relating to such applications.

     8.2 PanGenetics shall, at its cost and expense, prepare, file and maintain patent application(s) claiming the PanGenetics Technology in the United States and all of the countries listed in the PCT Patent Application Schedule attached as Exhibit 2, and such other countries as the parties mutually agree. PanGenetics shall use diligent efforts toward the prosecution and maintenance of the PanGenetics Patents. Chiron shall undertake reasonable cooperation in such effort. In the event that PanGenetics files, prepares or otherwise prosecute patents relating to any patentable improvements relating to the humanization of Anti-CD40 Mabs and fragments thereof capable of binding the Human CD40 Molecule, or files, prepares or otherwise prosecutes any other improvements related to subject matter claimed by the Chiron Patents, PanGenetics shall grant to Chiron an option to obtain a license to the de Boer Rights, which license shall be of such scope and upon such terms and conditions as the parties may mutually agree.

     8.3 Each party shall promptly notify the other if any legal proceedings are commenced or threatened against either party or any purchaser of the Licensed Products sold by either party on the ground that the manufacture, possession, use, or sale of the Licensed Products is an infringement of a third party's patent or other intellectual property rights. Each party shall, at its own expense, conduct all suits brought against it as a result of the exercise of the rights granted hereunder, and the other party shall, at the request and expense of the party conducting such suit, give all reasonable assistance in any such proceedings.

     8.4 The preparation, filing and prosecution of patent application(s) relating to any Joint Technology, if any, and the maintenance and prosecution of any patent(s) resulting therefrom, shall be performed by counsel mutually acceptable to the parties (which may be inside counsel for either party) and costs for such preparation, filing, prosecution and maintenance shall be borne equally by the parties. Decisions to abandon patents or patent applications shall be taken jointly. The party conducting such activities shall keep the other party reasonably informed and provide the other party with copies of substantive actions from the US, European and Japanese Patent Offices, and (to the extent feasible) provide the other party with copies of draft responses thereto sufficiently in advance of filing to allow reasonable period for review and comment. Filing of priority patent applications is to be undertaken without delay introduced through consultation with the other party; nonetheless the other party should be informed thereof as quickly as possible so that comments from the other party can be considered in time for subsequent updated priority applications. Each party agrees that it will not bring a claim for any act, omission, fault or neglect against either the other party or its inside patent attorney relating to that party's handling of the preparation, filing and prosecution of any Joint Technology patent application or the maintenance and prosecution of any patent(s) resulting therefrom.

9.  CONFIDENTIALITY

     9.1 CONFIDENTIALITY. Chiron and PanGenetics agree that, during the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, each of them shall maintain in confidence and not disclose by any means any Confidential Information (as hereinafter defined) received from the other party and to use such Confidential Information only in furtherance of this Agreement. "Confidential Information" means any confidential and proprietary information which is provided by one party to the other party in writing or, if initially disclosed in non-tangible form, summarized in writing within thirty (30) days after disclosure in non-tangible form. The confidentiality and nondisclosure obligations shall not apply to the extent that such disclosure is necessary for the prosecution and enforcement of patents pursuant to this Agreement, or to comply with judicial decrees or government actions or regulations; provided that the disclosing party shall use all reasonable efforts to obtain confidential treatment of such disclosure to the maximum extent permitted by law. In addition, such obligation of confidentiality and limitation of use shall not apply to Confidential Information that the receiving party can demonstrate:

          9.1.1 is known to the receiving party or is independently developed, discovered or arrived at by the receiving party, in each case to the extent evidenced by written records; or

          9.1.2 was disclosed not subject to a confidentiality or similar agreement to the receiving party by a third party that has the right to make such disclosure; or

          9.1.3 becomes patented, published or otherwise part of the public domain through no fault of the receiving party; or

          9.1.4 is required to be disclosed subject to a confidentiality agreement or similar arrangement by order or regulation of the FDA or similar authority in other countries of other governmental or non-governmental authorities to facilitate the issuance of marketing or safety approvals for products licensed to either party or by order of a court of competent jurisdiction; or

          9.1.5 to the extent that it is provided to third parties under appropriate terms and conditions, including confidentiality and use provisions equivalent to those in this Agreement, for subcontracting or consulting activities necessary for conducting research and development.

Each party agrees to take all reasonable steps to protect the Confidential Information of the other party in the same manner it ensures protection of its own confidential or proprietary information.

10.  MISCELLANEOUS

     10.1 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any applicable law, and wherever there is any conflict between any provision of this Agreement and any applicable law the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law, provided that the resulting provisions are consistent with the spirit and intent of the Agreement as originally entered into.

     10.2 NOTICES. Any notices required or permitted to be given by this Agreement shall be given by postpaid, first class, registered or certified mail addressed as set forth below unless changed by notice so given:

For Chiron:                      For PanGenetics:         For Panorama:
Rajen Dalal                      James W. Larrick         James W. Larrick
Vice President                   President                President
Business Development             PanGenetics B.V.         Panorama Research Inc.
and Corporate Planning           E. van Calcarstraat 30   2462 Wyandotte Street
Chiron Corporation               1963 DG Heeniskerk       Mountain View,
4560 Horton Street               The Netherlands          California 94043
Emeryville, California 94608
U.S.A.

With a copy to:

General Counsel
Chiron Corporation
4560 Horton Street
Emeryville, California 94608
U.S.A.

     10.3 USE OF NAMES. Neither party shall use the name of the other in any promotional materials or advertising without the prior written consent of the other.

     10.4 ASSIGNMENTS. No license granted under this Agreement may be assigned by the licensee except with the prior written consent of the licensor. The licensor may assign its rights and obligations under such license upon reasonable notice to the licensee.

     10.5 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not act as a waiver of such obligation. No waiver, modification, release or amendment of any obligation under this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

     10.6 SUCCESSORS IN INTEREST. This Agreement shall inure to the benefit of and be binding on the parties' permitted assigns, successors in interest, and subsidiaries.

     10.7 NO WARRANTY. The licenses granted hereunder are provided WITHOUT WARRANTY OF MERCHANTABILITY OF FITNESS FOR A PARTICULAR PURPOSE OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED. THE LICENSOR AS TO EACH LICENSE MAKES NO WARRANTY THAT THE LICENSEE'S ACTIVITIES UNDER SAID LICENSES NOT NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY. The licensor will not be liable for such infringement, or an allegation thereof, nor shall same be an excuse for nonperformance of the licensee's obligations hereunder.

     10.8 MUTUAL INDEMNITIES. PanGenetics (and its Affiliates) shall indemnify, defend, and hold harmless Chiron and its affiliates and their officers and directors for any claim, demand, or injury arising out of the actions of PanGenetics or its affiliates or sublicensees arising from or relating to this Agreement; provided however that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of Chiron. Chiron shall indemnify, defend, and hold harmless PanGenetics and its affiliates and their officers and directors for any claim, demand, or injury arising out of the actions of Chiron or its affiliates or sublicensees arising from or related to this Agreement; provided however that such indemnity shall not extend to damages arising directly from any breach or willful or negligent act of PanGenetics. The provisions of this Section shall survive expiration or termination of this Agreement.

     10.9 INSURANCE. PanGenetics shall at all times comply, through insurance or self-insurance, with all statutory workers' compensation and employers' liability requirements covering any and all employees with respect to activities performed under this Agreement. In addition to the foregoing, PanGenetics shall obtain and maintain, immediately prior to the first human clinical trial of a Licensed Product, Comprehensive General Liability Insurance, including Products Liability Insurance, with reputable and financially secure insurance carrier(s) to cover the activities of PanGenetics and its sublicensee(s). Such insurance shall provide minimum limits of liability of $2,000,000 per incident and shall name Chiron as an additional insured party. Such insurance shall be written to cover claims incurred, discovered, manifested, or made during or within five (5) years after (a) the expiration of this Agreement, or (b) complete cessation of sales of all Licensed Products, whichever is longer.

     10.10 CHOICE OF LAW AND JURISDICTION. This Agreement is subject to and shall be construed and enforced in accordance with the laws of the U.S.A. and California. Chiron and PanGenetics shall attempt to settle any dispute or controversy arising out of, or in connection with this Agreement without resorting to litigation. If such attempts should fail, then the parties hereby submit to arbitration in accordance with the rules then prevailing of the American Arbitration Association ("AAA"), by one more arbitrator(s) appointed in accordance with said rules as applicable at such time. The arbitration shall be conducted in English and so shall be final, binding and enforceable.

     10.11 ENTIRE AGREEMENT. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and all prior or contemporaneous agreements, whether written or oral, or proposals or understandings concerning the subject matter hereof are superseded hereby. This Agreement may be amended only in a writing executed by both parties.

     IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date first-above written.

CHIRON CORPORATION                               PAGENETICS, B.V.

By:   /s/ LEWIS T. WILLIAMS                      By: /s/ JAMES W. LARRICK
Name:  Lewis T. Williams                         Name:  James W. Larrick
Title:   Senior Vice President                   Title:   Director
Date:   September 25, 1995                       Date:   September 12, 1995

PANGENETICS B.V.                                 PANORAMA RESEARCH INC.

By: /s/ MARK DE BOER                             By: /s/ JAMES W. LARRICK
Name:  Mark de Boer                              Name:  James W. Larrick
Title:   Managing Director                       Title   President
Date:   September 17, 1995                       Date:   September 12, 1995

MARK DE BOER

By: /s/ MARK DE BOER
Name:  Mark de Boer
Date:   September 7, 1995

                                   EXHIBIT 1
                    WORLD INTELLECTUAL PROPERTY ORGANIZATION
         PCT                  INTERNATIONAL BUREAU

                   INTERNATIONAL APPLICATION PUBLISHED UNDER
                      THE PATENT COOPERATION TREATY (PCT)


(51)INTERNATIONAL PATENT                 (11) INTERNATIONAL PUBLICATION NUMBER:
    CLASSIFICATION(5):                        WO 94/01547
    C12N 15/06, C12P 21/08       A2
    C07K 15/00, C12N 15/86               (43) INTERNATIONAL PUBLICATION DATE:
    A61K 39/395                               20 JANUARY 1994 (20.01.94)

(21) INTERNATIONAL APPLICATION         (81) DESIGNATED STATES: CA, JP, European patent (AT,
NUMBER:     PCT/US93/06432                   BE, CH, DE, DK, ES, FR, GB, GR, IE, IT, LU, MC,
                                             NL, PT, SE).
(22) INTERNATIONAL FILING DATE:
     8 July 1993 908.07.93)
(30) PRIORITY DATA:                    PUBLISHED
        07/910,222        9 July 1992        WITHOUT INTERNATIONAL SEARCH REPORT AND TO BE
      (09.07.92)        US                   REPUBLISHED UPON RECEIPT OF THAT REPORT.
(71) APPLICANT: CETUS ONCOLOGY
      CORPORATION [US / US]; 4560
      Horton Street, Emeryville, CA
      94608-2916 (US).
(72) INVENTORS: DE BOER, Mark; James
      Stewartstraat 50, NL-132 JG
      Almere (NL). CONROY, Leah, B.;
      515 Beaumont Boulevard,
      Pacifica, CA 94044 (US).
(74) AGENTS: McGARRIGLE, Philip, L.,
      Jr. et al.; Chiron Corpora-
      tion, 4560 Horton Street -
      R440, Emeryville, CA 94608-2916
      (US)

(54) TITLE: A METHOD FOR GENERATION OF ANTIBODIES TO CELL SURFACE MOLECULES

(57) ABSTRACT

     The present invention relates to a method of generating antibodies directed against cell surface antigens and its uses recombinant insect cells as immunogens. The insect cells have been transfected with coding regions for a molecule containing a cell surface antigen and these antigens are expressed on the surface of the insect cells. Host animals are immunized with these transfected insect cells to generate antibodies directed against the cell surface antigen. Antibody-producing cells from the host animal are used to generate monoclonal antibody-producing hybridoma cells. Sera and hybridoma supernatants can be tested for the presence of antibodies against the surface antigen, using the transfected cells in a screening assay. Specific antibodies that have been generated by the present method are anti-B7 and anti-CD40 antibodies and they can be used to prevent or treat an antibody-mediated or immune system disease in a patient. The anti-B7 antibodies can be used to cause T cell anerty, treat allograft transplant rejection, treat graft versus host disease, and prevent or treat rheumatoid arthritis. An immunosuppressive agent may be co-administered with the antibody. The anti-CD40 antibodies which bind to the CD40 antigen can be used to prevent the growth or differentiation of the B cell. Monoclonal antibodies useful in these methods, and epitopes immunoreactive with such monoclonal antibodies are also presented.

                      FOR THE PURPOSES OF INFORMATION ONLY

     Codes used to identify States party to the PCT on the front pages of pamphlets publishing international applications under the PCT.

AT  Austria                                 FR    France                       MR    Mauritania
AU  Australia                               GA    Gabon                        MW    Malawi
BB  Barbados                                GB    United Kingdom               NE    Niger
BE  Belgium                                 GN    Guinea                       NL    Netherlands
BF  Burkina Faso                            GR    Greece                       NO    Norway
BG  Bulgaria                                HU    Hungary                      NZ    New Zealand
BJ  Benin                                   IE    Ireland                      PL    Poland
BR  Brazil                                  IT    Italy                        PT    Portugal
BY  Belarus                                 JP    Japan                        RO    Romania
CA  Canada                                  KP    Democratic People's          RU    Russian Federation
CF  Central African Republic                      Republic                     SD    Sudan
CG  Congo                                         of Korea                     SE    Sweden
CH  Switzerland                             KR    Republic of Korea            SI    Slovenia
CI  Cote d'Ivoire                           KZ    Kazakhstan                   SK    Slovak Republic
CM  Cameroon                                LI    Liechtenstein                SN    Senegal
CN  China                                   LK    Sri Lanka                    TD    Chad
CS  Czechoslovakia                          LU    Luxembourg                   TG    Togo
CZ  Czech Republic                          LV    Latvia                       UA    Ukraine
DE  Germany                                 MC    Monaco                       US    United States of America
DK  Denmark                                 MG    Madagascar                   UZ    Uzbekistan
ES  Spain                                   ML    Mali                         VN    Viet Nam
FI  Finland                                 MN    Mongolia

                                   EXHIBIT 2
                          PanGenetics' Patent Schedule

                                   EXHIBIT 3

                          MATERIALS TRANSFER AGREEMENT

THIS AGREEMENT is made as of December 16, 1991, by and among Mark de Boer, Ph.D. ("Dr. de Boer") and Cetus Corporation ("Cetus").

     A. During the course of his relationship with Cetus, Dr. de Boer has been engaged in research in the area of T cell activation (the "Research").

     B. Dr. de Boer wishes to continue certain aspects of the Research, and Cetus desires to receive the benefits of the Research as set forth herein.

     C. Therefore, Cetus is willing to provide Dr. de Boer with mouse monoclonal antibody B7-24H4G12 and the related reagents/derivatives listed on Attachment 1 hereto (which, together with any cell line, genetic material, chemical or other substance derived by Dr. de Boer therefrom, constitute the "Cetus Substances"); and confidential information, know-how, and data related to the Cetus Substances (the "Cetus Confidential Information" which, together with the Cetus Substances constitute the "Cetus Properties"). Cetus is willing to allow Dr. de Boer to take the Cetus Properties with him under the terms of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. SCOPE OF USE The Cetus Properties are provided to Dr. Boer only for his use in the Research. Dr. de Boer agrees to maintain in confidence and not to distribute, disclose, or release the Cetus Properties to any person other than laboratory personnel directly under Dr. de Boer's supervision and will ensure that no one may copy, send, or take the Cetus Properties to any other location, or use the Cetus Properties in research which is subject to a licensing or consulting obligation to a third party (other than the U.S. Government), unless written permission is obtained from an authorized representative of Cetus. Dr. de Boer promises that the Cetus Properties will be used only in laboratory animals or in IN VITRO experiments and will not be used in human beings.

2. FREEDOM TO PUBLISH Dr. de Boer is free to present or publish the fundings of the Research in a scientific publication, or public noncommercial conference, or similar forum, provided that: (a) no Cetus Confidential Information is revealed thereby; and (b) at lease 30 days prior to submission thereof to a publisher or any third party, Dr. de Boer shall have delivered copies of the proposed presentation or publication to Cetus for review. Cetus may, within 30 days of such delivery, object to the publication or presentation because there would be a disclosure of Cetus Confidential Information or because there is patentable subject matter, in which Cetus has an interest under paragraph 4, which needs protection. Upon Cetus' request, Dr. de Boer shall, for up to 60 days from initial delivery to Cetus, delay disclosing such patentable subject matter in order to permit the filing of patent applications thereon. The parties shall, in any publication, acknowledge the contributions and publication of the other as scientifically appropriate.

3. DISCLOSURES Dr. de Boer will promptly provide a full written "Disclosure" to Cetus of any invention, improvement, or discovery made in the Research using the Cetus Properties (an "Invention"). Cetus shall be free to use such findings for any purpose. Except as expressly set

LMTA (5/91)                           PAGE 1                            AGT 7655
forth in this Agreement, neither party shall obtain rights in or a license to any patent, copyright, trademark or other intellectual property right of the other.

4. TITLE AND INVENTIONS All right, title, and interest in the Cetus Properties shall belong to Cetus. Cetus shall be free, in its sole discretion, to distribute the Cetus Properties to others and to use them for its own purposes. In consideration of access to the Cetus Properties, Dr. de Boer hereby grants Cetus and its affiliates an option to a non-exclusive royalty-free worldwide license, and grants a further option to an exclusive license bearing a reasonable royalty for such territories as Cetus may request, in any patent issuing on an Invention. Cetus may exercise its option within one year of its receipt of the written Disclosure described herein. A "reasonable royalty" shall take into account the relative contributions of the parties to the pertinent product and industry standards and shall be arbitrated by the American Arbitration Association if the parties cannot in good faith agree on it.

5. CONTACT WITH COLLABORATORS Dr. de Boer may communicate and cooperate regarding the Research with Cetus' collaborators who are rightfully possessing and using the Cetus Properties, set forth in Attachment 2. To the extent, if any, that an Invention arises from such collaboration, the rights in it shall be governed by the respective agreements with Cetus. Dr. de Boer shall not initiate new collaborations except through Cetus.

6. NO WARRANTY The Cetus Properties are investigational and experimental in nature and are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CETUS MAKES NO REPRESENTATION OR WARRANTY THAT THE USE OF THE CETUS PROPERTIES WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT. To the extent permitted by law, Dr. de Boer will hold Cetus harmless from any claims or liability arising from the use, handling or storage of the Cetus Substances.

7. COMPLIANCE WITH LAW Dr. de Boer shall use the Cetus Properties in compliance with all applicable laws and regulations including, where applicable, those relating to the treatment of laboratory animals and current NIH guidelines.

8. TERMS This Agreement is the entire agreement between Cetus and Dr. de Boer relating to the Cetus Properties, and may not be modified, assigned or transferred without the written consent of an authorized representative of Cetus. This Agreement shall be governed by the law of California.

     IN WITNESS WHEREOF, the Cetus and Dr. de Boer have executed this Agreement as of the day and year first above written.

CETUS CORPORATION                             MARK DE BOER, PH.D.
By: /s/ JAMES H. MEADE                    /s/ MARK DE BOER, PH.D.
        James H. Meade, Ph.D.                 Signature
        Senior Director
        Scientific Administration

LMTA (5/91)                           PAGE 2                            AGT 7655

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              Four PUC vectors with cloned VH and VL of B7-24

LMTA (5/91)                           PAGE 3                            AGT 7655

                                   EXHIBIT 3

                                  ATTACHMENT 2

Agt. No.         Collaborator Name    Institution
----------       -----------------    ----------------------------------
    *                    *                            *

LMTA (5/91)                           PAGE 4                            AGT 7655

                                   EXHIBIT 3

     C H I R O N

July 24, 1992

Mark de Boer, Ph.D
Innogenetics
Industriepark 7-box 4
B-9052 Zwijnaarde
BELGIUM

RE:  Letter Amendment #1 to Materials Transfer Agreement #7655

Dear Dr. de Boer:

Incorporating the terms and conditions of the Materials Transfer Agreement dated December 16, 1991 by and among Cetus Corporation and you, we would like to add murine B7 PCR primers GM546 through GM549 and murine library ML1019B to the materials provided to you by Cetus. Accordingly, murine B7 PCR primers GM546 through GM549 and murine library ML1019B have been added to Attachment 1 of the Agreement. The revised Attachment 1 is attached hereto.

If you agree to this amendment, please sign both originals of this letter and return one original to Ms. Gaye Engler, Contracts Administrator, Legal Department. The second original is provided for you records.

This Amendment #1, together with the Materials Transfer Agreement dated December 16, 1991, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

If you have any questions, please feel free to contact Ms. Engler at
(510)601-2916.

Sincerely,                             Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/ PABLO D. T. VALENZUELA           /s/ MARK DE BOER
        Pablo D. T. Valenzuela, Ph.D.        Signature
        Senior Vice President
        Biological Research &
        Development

La-Amd. (Rev. 9/90)                                            Agt. 7655, Amd. 1
Chriron Corporation o 4560 Horton Street o Emeryville, CA o 94608-2916
 o 510-655-8730
Law Department  o  General Fax: 510-654-5360 o Intellectual Property Fax:
510-655-3542

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B7
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              ML1019B murine library

              Murine B7 PCR primers GM 546 through GM 549

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              Four PUC vectors with cloned VH and VL of B7-24

LMTA (5/91)                           PAGE 3                            AGT 7655

                                   EXHIBIT 3

                                AMENDMENT #2 TO
                          MATERIALS TRANSFER AGREEMENT
                                    BETWEEN
                    CHIRON CORPORATION AND DR. MARK DE BOER

Incorporating the terms and conditions of the Materials Transfer Agreement dated December 16, 1991 and the Letter Amendment #1 dated July 24, 1992 by and between Chiron Corporation and Dr. Mark de Boer, the Agreement is herein amended, effective December 17, 1991, by adding anti-CD40 to Attachment 1 of the Agreement. The revised Attachment 1 is attached hereto.

This Amendment #2, together with the Materials Transfer Agreement dated December 16, 1991 and the Letter Amendment #1 dated July 24, 1992, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

                                       Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/  NIEK J. ROOSDORP              /s/  MARK DE BOER
         Niek J. Roosdorp, Ph.D.            Signature
         Vice President
         Business Development

                                   EXHIBIT 3

                                  ATTACHMENT 1

              cDNA for soluble B7
              cDNA for full length B7
              cDNA for ICAM-1
              cDNA for ICAM-2
              cDNA for LFA-3
              cDNA for CD5G
              cDNA for ELAM
              cDNA for VCAM

              ML1019B murine library

              Murine B7 PCR primers GM546 through GM549

              recombinant baculovirus for soluble B7
              recombinant baculovirus for full length B7

              hybridoma cell line B7-24

              3T6 cells expressing B7
              3T6 cells expressing ICAM-1

              four PUC vectors with cloned VH and VL of B7-24

              anti-CD40

                                   EXHIBIT 4

                              CONSULTING AGREEMENT

THIS AGREEMENT is effective as of January 1, 1993 by and between Chiron Corporation ("Chiron"), and Dr. Mark de Boer ("Consultant").

     1. CONSULTANCY. Chiron hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for one (1) year thereafter.

     2. SERVICES. Consultant shall serve as a consultant to Chiron and its subsidiaries and affiliates in the area to anti-CD40 (the "Field").

     3. COMPENSATION. In consideration of Consultant's provision of consulting services to Chiron, Chiron will pay Consultant a quarterly fee of *. In addition, Chiron will reimburse Consultant for reasonable expenses approved in advance by Chiron.

     4. OUTSIDE EMPLOYMENT. (a) During the term of this Agreement Consultant may be engaged by one or more other "Institutions(s)." Consultant represents that he is not and shall not become a party to any agreement which conflicts with the duties hereunder. Consultant shall use best effects to segregate work done under this Agreement from work at an Institution, or done with Government funding, so as to minimize any questions of disclosure or ownership of rights under any Inventions or Confidential Information. Chiron may terminate this Agreement if in its sole opinion the performance of such work will conflict with its interests.

     (b) Consultant shall not disclose to Chiron any inventions, trade secrets, or other information of third parties that Consultant does not have the right to disclose and that Chiron is not free to use without liability.

     5. INVENTIONS. (a) "Invention" shall mean and refer to any composition of matter, device, process, treatment, or improvement thereof discovered, created, made, conceived, or reduced to practice ("Invented") by Consultant, whether patentable or not, during the term of this Agreement and which: (i) was Invented with the equipment, supplies, facilities, or Confidential Information of Chiron or those acting on its behalf, or (ii) was Invented by Consultant while performing services for Chiron, or (iii) resulted from any work performed by Consultant for Chiron under this Agreement.

     (b) Chiron shall own all right, title and interest in any Invention. Consultant shall promptly, and without royalty but at Chiron's expense: (i) disclose to Chiron all information with respect to any Inventions, (ii) execute all applications, assignments, and other instruments and do such other acts that Chiron may deem necessary to obtain and maintain patents, copyrights, and similar rights anywhere in the world, and (iii) provide Chiron evidence needed in any legal proceedings regarding the Invention.

     6. CONFIDENTIALITY. (a) During the term of this Agreement and any subsequent extensions, and for a period of one (1) year thereafter, Consultant will not disclose without prior written consent of Chiron, any Chiron Confidential Information. As used in this Agreement, "Confidential
Information" shall mean all data, technical information, commercial and research strategies, trade secrets, and know-how disclosed by Chiron to Consultant, directly or indirectly, whether in writing or orally except for such information and know-how that (i) can be shown by contemporaneous documentation to have been in Consultant's possession prior to disclosure by Chiron; (ii) at the time of disclosure hereunder is, or thereafter becomes, through no fault of Consultant, part of the public domain; or (iii) is furnished to Consultant by a third party after the time of disclosure hereunder without the breach of any duty to Chiron.

     (b) Consultant shall not use any Confidential Information except for the purposes of this Agreement unless Chiron shall otherwise agree in writing. Consultant may disclose Confidential Information only to employees or agents who have a need to know the Confidential Information for the purposes of this Agreement and who are bound in writing to maintain the secrecy of the Confidential Information and assign to Chiron any Inventions which they may make.

     (c) Consultant shall keep separate and segregated from other work all documents, records, notebooks, correspondence, deposits of microorganisms, cells or parts thereof, cell lines, part and progeny thereof, and

                                     Page 1              f:\wpgen\done\agt 11092
all products made thereby, arising from the work under this Agreement. All right, title, and interest therein shall belong to Chiron, and upon expiration or termination of this Agreement, all such documents and material, including copies thereof, whether prepared by Consultant or others, will be delivered to Chiron.

     (d) Consultant may lecture upon, disseminate, and publish under Consultant's own name scientific papers arising from the work done in the course of performance of services for Chiron hereunder, but only upon the prior written approval of Chiron. Chiron will not unreasonably withhold its approval provided Confidential Information will not be disclosed thereby. Appropriate credit will be given to Chiron in any publication.

     7. NOTICE. ANY NOTICE TO CHIRON SHALL BE ADDRESSED AS FOLLOWS OR AS SHALL BE SPECIFIED BY A PARTY IN WRITING:

If to Chiron:                          If Consultant:
  Chiron Corporation                     Mark de Boer, Ph.D.
  4560 Horton Street                     Meersenier Straat 13B
  Emeryville, California 94608           Ghent B9000
  Attention: Contracts Administrator     BELGIUM
              Legal Department

     8. SURVIVAL AND TERMINATION. The terms and obligations of paragraph 5 and 6 shall survive termination of this Agreement for any reason whatsoever. If Consultant breaches any of term of this Agreement Chiron may, in addition to any other remedy, terminate Consultant's services by notice to Consultant by letter, facsimile, telephone call, in person, or other reasonable means by any officer or agent of Chiron.

     9. ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties relating to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, correspondence, understandings, and agreements of the parties relating to the subject matter hereof. It may be amended only by an agreement in writing, signed by both parties.

     10. NOT AN EMPLOYEE. Consultant is an independent contractor and is not an employee or agent of Chiron. Consultant shall be entitled to no benefits or compensation from Chiron except as set forth in this Agreement and shall in no event be entitled to any fringe benefits payable to employees of Chiron.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       Agreed to and Accepted by:

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/  NIEK J. ROOSDORP              /s/  MARK DE BOER
         Niek J. Roosdorp                   Signature
         Vice President
         Business Development

                                     Page 2              f:\wpgen\done\agt 11092

                                   EXHIBIT 4

                    AMENDMENT #1 TO THE CONSULTING AGREEMENT
                                  MADE BETWEEN
                               CHIRON CORPORATION
                                      AND
                                DR. MARK DE BOER

Incorporating the terms and conditions of the Consulting Agreement dated January 1, 1993 made by and between Chiron Corporation and Dr. Mark de Boer, Section 1 and 2 of the Agreement is herein amended, effective January 1, 1994, to read as follows:

     "1. CONSULTANCY. Chiron hereby retains Consultant, and Consultant hereby accepts such retention, commencing as of the date of this Agreement and continuing for two (2) years thereafter."

     "2. SERVICES. Consultant shall serve as a consultant to Chiron and its subsidiaries and affiliates in the area of anti-CD40 and *.

This Amendment #1, together with the Consulting Agreement dated January 1, 1993, constitutes the entire agreement between the parties hereto regarding the subject matter thereof and supersedes any prior or contemporaneous agreement, understanding or negotiations.

CHIRON CORPORATION                     MARK DE BOER, PH.D.

By: /s/ PATRICIA A. OLSON, PH.D.       /s/ MARK DE BOER
        Patricia A. Olson, Ph.D.           Signature
        Director, Research Operations

                                            f:\wpgen\done\footer.amd\agt 11092.1

                                   EXHIBIT 5

                          MATERIALS TRANSFER AGREEMENT

Chiron Corporation ("Chiron") and Panorama Research, Inc. ("Institution"), agree effective as of November 9, 1994 as follows:

1.  RESEARCH.

a. Chiron is furnishing the following Chiron properties (the "Chiron Properties"): (i) baculovirus strains AcCD40B and AcCD40C, containing gene sequences for the extracellular domain (ECD) of human CD40 with, respectively, the "KT3" or "gluglu" peptide tag expressed at the C terminus of the ECD;
(ii) SF9 insect cells; and (iii) KT3 and E5 monoclonal antibodies, which respectively bind the KT3 or gluglu peptides tags.

b. These Chiron Properties are provided only for use in the following non-commercial research activities (the "Research"): (i) AcCD40B and AcCD40C may be used to produce soluble human CD40 ECD for use in screening and characterizing humanized versions of anti-CD40 monoclonal antibodies; (ii) the SF9 insect cell may be used to produce CD40 ECD; and (iii) KT3 or E5 monoclonal anti-tag antibodies may be used for affinity purification.

2.  PROPERTIES.  The "Chiron Properties" are:

     a. "Chiron Substances," including the materials provided by Chiron and any part or portion of them, even if combined with other substances; if Chiron's contributed materials have genetic material (such as a cell line, probe or plasmid) then the Chiron Substances also include any progency, mutant, hybrid, nucleic acid, or other material containing any portion of genetic material from the Chiron Substances and any copy, complement, or transcription or expression product of them; and

     b. "Chiron Information," which includes Chiron's confidential information, know-how, and data related to the Chiron Substances. Chiron Information does not include information which: is shown by written records to have been in Institution's possession before receipt from Chiron; is or becomes, through no fault of Institution, part of the public domain; or is received from a third party without breach of a duty to Chiron.

3. CONFIDENTIALITY. Institution shall maintain in confidence and not disclose the Chiron Information to any third party without the written permission of an authorized representative of Chiron.

4. USE. The Chiron Properties shall belong solely to Chiron and may only be used by personnel of Institution under the terms hereof. The Chiron Properties may not be taken to another location or used in research which is subject to a licensing or consulting obligation to a third party (other than the U.S. Government) unless Chiron has first consented in writing. The Chiron Properties shall not be used in human beings, and shall be used in compliance with all applicable laws and regulations including, where applicable, those relating to the treatment of laboratory animals and current NIH guidelines. Upon Chiron's request, Institutions shall stop using the Chiron Properties and shall, at Chiron's election promptly return or destroy the Chiron Properties in their possession, including all copies.

                                                              Chiron LMTA (6/94)
Page 1 of 2                                f:\wpgen\done\footer.mta\panorama.mta

5. PUBLICATION. The Institution shall periodically report to Chiron the results of the Research involving the Chiron Properties for Chiron's internal use. Institution may also present or publish the findings of the Research in a scientific publication, conference or similar not-for-profit forum, provided that: (a) no Chiron Information is revealed thereby; and (b) at least 45 days prior to submission to a publisher or presentation to any third party, Institution delivers copies of the proposed presentation or publication to Chiron for review. At Chiron's request, Institution will, for a reasonable period up to 90 days from initial delivery to Chiron, delay revealing any patentable subject matter in the disclosure in order to permit the filing of patent applications. In any publication, the parties will consider joint authorship and acknowledge the contributions and publications of the other as scientifically appropriate.

6. INVENTIONS. If an invention results from the use of the Chiron Properties, Chiron shall have a non-exclusive royalty-free license to use such invention for internal research purposes. Chiron shall also have an option to a license bearing a reasonable royalty for such territories and scope of exclusivity as Chiron may request in any patents or patent applications relating to such inventions, the terms of which license will be negotiated in good faith and will be arbitrated if the parties cannot agree. The option will be exercisable no later than six months after Chiron's receipt of Institution's written request that Chiron exercise or waive its rights with respect to a particular patent application. Chiron may, at its election and expense, pursue and obtain patent protection in consultation with Institution for any invention as to which Chiron is a joint assignee or as to which Chiron has a right to an exclusive license hereunder.

7. RISKS. The Chiron Properties are experimental in nature and are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTY OF NONINFRINGEMENT OR TITLE, EXPRESS OR IMPLIED. To the extent permitted by law, Institution will indemnify and hold Chiron harmless from any claims or liability arising from the use, handling or storage of the Chiron Properties by Institution. Chiron will indemnify and hold Institution harmless arising from any claim arising from Chiron's use of the findings of the Research.

8. TERMS. Except as expressly set forth, nothing in this Agreement grants either party rights or a license to any patent, copyright, trademark or other intellectual property rights of the other. This Agreement is governed by the laws of the State of California, is the entire agreement of the parties relating to the Chiron Properties, and may not be modified, assigned or transferred without the written consent of an authorized representative of Chiron.

CHIRON CORPORATION                    PANORAMA RESEARCH, INC.
By: /s/ LEWIS T. WILLIAMS             By: /s/ J.W. WARRICK
        Lewis T. Williams, M.D.,              Signature of Authorized Representative
        Ph.D.                         Name:   James W. Warrick
        Senior Vice President         Title:  President
        Research & Development
        President, Chiron
        Technologies

                                                              Chiron LMTA (6/94)
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                                   EXHIBIT 6

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

PANGENETICS RESEARCH AND DEVELOPMENT PLAN

TITLE: HUMANIZED MONOCLONAL ANTIBODIES TO CD40 FOR THE TREATMENT OF AUTOIMMUNE DISEASES

PROJECT CODE:   A1-01

1.  RATIONALE AND BACKGROUND

      Most responses of our immune system, whether beneficial or deleterious consists of an interplay of more than one lymphocyte subtype. The cellular communication needed is mediated by soluble signaling molecules (cytokines) or by direct cell-cell contact. The current believe is that cytokines predominately act as modulators, whereas the specificity in cellular communications is mediated by direct cell-cell contract. During cell-cell contact, key ligand-receptor interactions transmit signals that determine the fate of the receiving cell, with possible outcomes such as proliferation, differentiation or cell death. At least two signals are required for immune cell activation. One of these is highly specific for the antigen, the T cell receptor on T cells and surface immunoglobulin on B cells. The other accessory signal is required to consolidate and amplify the specific signal.

      Two ligand-receptor systems that play a crucial role in the outcome of cognate interactions between lymphocytes have recently been identified. First, ligation of the B7 molecules on antigen-presenting cells such as monocytes/macrophages and B lymphocytes with CD28/CTLA-4 on T lymphocytes. Second, the ligation of CD40 ligand (CD40L) on activated T cells with CD40 on B cells, dendritic cells and monocytes/macrophages. Recent experimental data from others and ourselves clearly indicate that these cellular interactions may play a role the pathophsiology of various autoimmune diseases.

2.  CD40 AND ITS LIGAND

      The CD40 molecule belongs to the TNF receptor family of type 1 transmembrane proteins. The members of this gene family, which include: the two receptors for TNF the low-affinity nerve growth factor receptor; the T cell activation antigens CD27, OX40 and 4-1BB; CD30 and; the FAS antigen, are characterized by sequence homology in their cysteine-rich extracellular domains. Cross-linking of the CD40 molecule with monoclonal antibody mediates a variety of effects on B cells. Anti-CD40 monoclonal antibodies can induce homotypic and heterotypic adhesion; mediate B-cell proliferation; promote the production of IL-6 by B cells; and enhance soluble CD23 release from B cells. In addition, it has been demonstrated that anti-CD40 monoclonal antibodies presented on FcyRll-bearing mouse fibroblasts can support the outgrowth of long-term B-cell lines and, in combination with certain cytokines, induce maturation to antibody secreting cells. Furthermore, anti-CD40 monoclonal antibodies can prevent programmed cell dead of B cells isolated from lymph node germinal centers.

      Interestingly, the known ligands for the members of the TNF receptor family are very homologous as well, forming an other gene family named the TNF/CD40L gene family. Although TNF-(alpha) is a soluble cytokine, it is initially synthesized as a membrane associated molecule. Most of the members of the TNF/CD40L receptor family are type II transmembrane proteins. CD40L has had a lot of attention over the last few years. The expression of the CD40L seems to be restricted to activated CD4+ T cells. It has recently been demonstrated by others and ourselves, that activation of T cells through the TcR/CD3 complex and the CD80-CD28 interaction is most likely the physiological trigger for CD40L expression. Not only is the appearance of the CD40L on the cell surface tightly regulated, once engaged with CD40, the molecule rapidly disappears again. The tight regulation of cell surface ex2pressison of the CD40L seems logical given its potent biological activities. The CD40L can stimulate the proliferation of purified B cells and, in combination with cytokines mediate immunoglobulin production. Stimulation of human B cells with CD40L in combination with IL-2 or IL-10 specifically enhances the production of IgM, IgG and IgA, whereas addition of IL-4 or IL-13 enhances the production of IgG4 and IgE. Furthermore, recombinant CD40L is able to prevent apoptosis in normal and neoplastic B lymphocytes. It has recently been demonstrated that in addition to the potent activities of CD40L on B cells, the molecule can induce cytokine production and tumoroidal activity from monocytes. This stimulatory activity of the CD40L on human monocytes correlates well with the expression of the CD40 molecule on these cells. Finally, it was very recently demonstrated that activation of dendritic cells through CD40 cross-linking strongly enhances their T-cell stimulatory capacity and induces the secretion of pro-inflammatory cytokines.

3.  THE IN VIVO IMPORTANCE OF THE CD40L-CD40 INTERACTION.

      All the above described IN VITRO observations correlate well with the recent finding that abnormalities in the gene for the CD40L, resulting in the absence of a functional molecule on activated T cells, is responsible for the occurrence of X-linked hyper-IgM syndrome (HIGM1). HIGM1 is one of at least several inherited immunodeficiencies mapped to the X-chromosome and is characterized by very low serum levels of IgG, IgA and IgE but normal or elevated IgM, with a resultant susceptibility to opportunistic bacterial infections. Interestingly, affected individuals are also prone to infections more typical of T-cell deficiencies such as PNEUMOCYSTIC CARINII pneumonia and cryptosporidial diarrhoea. More recently, the HIGM1 phenotype was also found in genetically altered mice deficient for either CD40 or the CD40L. These data clearly demonstrate the importance of this cellular interaction for competent immune responses.

4.  THE ROLE OF CD40L-CD40 IN AUTOIMMUNE DISEASES

      There is an increasing number of scientific studies that clearly indicate the involvement of the CD40L-CD40 interaction in the pathophysiology of various autoimmune diseases. In these studies using mice suffering from spontaneous or experimental autoimmune disease, blocking the CD40L-CD40 interaction had clear beneficial effects. Also a number of IN VITRO observations using mouse and human lymphocytes, as well as immunohistochemical analysis of pathological specimen supports this hypothesis.

    A. RHEUMATOID ARTHRITIS (RA)

       Using a blocking mAb to the murine CD40L, it has been shown that it possible to prevent

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

    collagen-induced arthritis in mice. The antibody treatment blocked the development of joint inflammation, serum antibody titers to collagen, the infiltration of inflammatory cells into the subsynovial tissue, and the erosion of cartilage and bone. More recently, it was found that recombinant CD40L strongly stimulates the production of pro-inflammatory cytokines such as TNF-(alpha) by synovial cells obtained from inflamed joints of RA patients.

    C. MULTIPLE SCLEROSIS (MS)

       Experimental allergic encephalomyelitis is an animal model for MS. It has recently been found that injection of mice with antibody to CD40L at the time of disease induction, completely prevents disease. More interestingly, it has also been found that treatment with anti-CD40L after disease onset, even shortly before maximum disability score is reached, leads to a dramatic disease reduction. In MS, demyelination is thought to be the result of the release of toxic mediators such as TNF-(alpha) and nitric oxide, released by macrophages and or microglia. It is known some time that activated T cells can induce the production of large amounts of nitric oxide. This was thought to be mediated by the secretion of pro-inflammatory cytokines such as IFN-y and TNF-(alpha). However, it was very recently demonstrated that a direct T cell-macrophage contact is needed for optimal induction of nitric oxide, which could largely be inhibited by anti-CD40L mAb. When we combine these data with our recent findings that in MS lesions activated T cells expressing CD40L co-localize with CD40-positive B cells (producing antibodies to myelin basic protein) and CD-40-positive macrophages (capable of producing toxic mediators such as TNF-(alpha) and nitric oxide), strongly suggest that the CD40L-CD40 interaction plays a role in the pathophysiology of MS.

    C. SYSTEMIC LUPUS ERYTHEMASTOSUS (SLE)

       In (SWR x NZB)F1 mice (lupus mice), pathogenic autoantibodies cause fatal lupus nephritis. The generation of these autoantibodies is a T-cell dependent process. It has very recently been demonstrated that lupus mice have much higher percentages of CD40L-positive cells in their spleen than normal mice, even at pre-autoimmune age. Furthermore, it has been shown that the pathogenic autoantibody-inducing ability of T cells from lupus mice could be blocked IN VITRO by anti-CD40L mAb. Finally, it has been demonstrated that a brief treatment of lupus mice with anti-CD40L mAb had a sustained beneficial effect on the spontaneous disease, long after the antibody had cleared from their circulation.

5.  SPECIFIC AIM

      The aim of the project is to humanize anti-CD40L mAbs. After humanization, the best antibody will be tested in relevant animal models and subjected to pharmacokinetic and toxicology studies, before initiation of phase I/II clinical trials in autoimmune disease patients. The outline of this project is schematically represented in Figure 1 (at the end of Section 6), the numbers in the various project blocks refer to well defined development tasks described in detail below. The timing of the major project milestones is given in Table 1 at the end of Section 6.

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

6.  DESCRIPTION OF THE DEVELOPMENT PLAN

6.1.  GENERATION OF HUMANIZED MONOCLONAL ANTIBODIES TO CD40

      Cell fusion techniques have made the generation of rodent monoclonal antibodies (mAbs) a routine endeavor. As early as 1975 the first investigators of this technology recognized the therapeutic and industrial potential of mAbs, particularly human monoclonal antibodies (hu-mAbs), yet fifteen years later only OKT3, an anti-T lymphocyte antigen [CD3] murine mAb is a licensed drug. There are two reasons for this apparent lack of progress, target selection and technical difficulties. Despite this modest beginning a large number of mAbs generated primarily by cell fusion are in clinical development. Recent advances using recombinant DNA technology will alleviate many of the technical problems with cell fusion and will accelerate the availability of therapeutic hu-mAbs.

      Recombinant mAbs have several attractive advantages over conventional pharmaceuticals. These proteins can be generated with exquisite selectivity and specificity in a short period of time. Recombinant antibodies can be designed to have multiple effector functions in addition to their antigen-combining abilities. This permits the design of molecules capable of performing complex tasks involving host cells as well as other host mediator functions. Native antibodies have a long serum half-life, fragments of antibodies can be designed to penetrate tissues with a rapid plasma clearance. This facilitates prophylactic treatment of at-risk patients. Finally, specific mAbs can be generated more rapidly and with far less effort than that required for synthesis of conventional low molecular weight organic molecules. This means that methods devised to select antigen and receptor binding molecules have significant pharmaceutical potential. Thus it is often possible to test whether neutralizing a given mediator or removing a cell type with an antibody or antibody fragment benefits the host with much less effort than is required to generate organic receptor antagonists. Recombinant mAbs permit rapid testing of a THERAPEUTIC CONCEPT. Finally and most importantly is the limited toxicity of mAbs.

      As therapeutic agents, antibodies are not without their problems. Antibodies are composed of protein; they are potentially immunogenic; they must be given parenterally; and they are relatively expensive to produce. Many therapeutic antibodies are aimed at the treatment of acute life-threatening disease. In this case cost may be of minor importance. The construction of mAbs will overcome some of these problems. Production costs of recombinant mAbs in some systems are substantially below those of hybridomas.

      Several laboratories have pioneered methods for construction of human antibodies from rodent mAbs by splicing the rodent hypervariable complementarity determining regions (CDRs) onto human variable framework region sequences. This technique is called CDR-grafting. CDR-grafting is feasible because the antibody combining site is constructed from several hypervariable regions held together to form the antigen binding cleft by a beta-sheet comprised of framework sequences and because the three dimensional conformation of antibodies is highly conserved among different species. It has been shown that humanization can also be achieved by "Selected Residue Replacement". In this process the exposed amino acid residues in the mouse framework regions, which do not match between mouse and human, are changed to human. We have recently used this approach successfully for the humanization of a therapeutic antihuman B7 mAb.

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

      Very recently, a novel technology terms "Epitope Imprinted Selection", has been developed for humanization of rodent mAbs. Sequences comprising the antigen binding site of the rodent mAb are combined with a diverse, random repertoire of sequences of human antibodies. Successful combinations of heavy-light chain pairing will create compete rodent/human binding sites, which can be displayed on the surface of filamentous phage, allowing selection of antigen-binding phage. Next, the remaining rodent sequences are replaced by a repertoire of complementary human sequences, and successful combinations of heavy-light chain pairing can again be selected using immobilized antigen.

      It should be noted that often even fully humanized murine mAbs may be immunogenic. Although limited studies have demonstrated that chimeric mouse-human antibodies are less immunogenic in humans than the parent mouse mAb, more studies will be required to determine how much a problem the human anti-idiotype response will be. With a humanized version of an anti-CD40 mAb we do not expect any HAMA response, because the therapeutic use of this mAb, if successful, blocks both primary and secondary antibody responses. However, from a regulatory standpoint and for marketing reasons it is preferred to work with a humanized mAb.

      The humanization of the lead anti-CD40 mAb, 5D12, is well underway. The cDNAs encoding the antibody heavy and light chain variable regions of the mouse mAbs have been cloned and sequenced. The predicted protein sequences of the mouse VH and VL regions were used to search different data bases for human antibody sequences with the best homology to the mouse mAbs. The ten best matching human antibody sequences were used to determine which of the mouse amino acids had to be changed to what human amino acid in order to obtain a humanized version of the mAbs using a method named resurfacing. Since immunogenicity of a protein is dependent on the nature of its surface, replacing only the exposed residues of a rodent antibody with those usually found in human antibodies, will severely decrease or even abolish an immune response. The judicious replacement of exterior residues only should have little or no effect on the interior of the domains, or on the interdomain contacts. This method has indeed successfully been used for the humanization of the anti-B7 mAb B7-24 (de Boer et al, manuscript in preparation).

      The next step in the humanization process of the mAb will be to change the key residues identified by the above method from mouse to human. Finally, correct clones will be transferred from the sequencing vector to an expression vectors, already containing the human heavy or light chain constant region. These expression vectors are for transient expression in insect cells, and upon cotransfection the insect cells will secrete the antibody as a human IgG1 Fab fragment. We will also cloned the original mouse heavy and light chain variable regions in this vector system, resulting in expression of a chimeric mouse/human IgG1 Fab fragment.

6.2.  CONFIRM BIOLOGICAL ACTIVITY AND BINDING AFFINITY OF HUMANIZED MABS

      Expression of the Fab constructs (both humanized and chimeric) will be anlyzed using an ELISA system. The recombinant Fab fragments will subsequently be tested for biological activity. First it will be tested whether the recombinant Fab fragments can bind to their respective target molecules using both ELISA and FACS analysis. We will perform BIAcore experiments to determine the binding affinity of the Fab fragments (including on/off rates). Next we will test the inhibitory capacity of the antibodies in functional

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

experiments using human lymphocytes. These experiments will learn us whether the humanized mAbs are functionally active. If there are no major differences in binding affinity between the humanized and the chimeric version of the antibody, we can continue to the next step of the project, which is the generation of full-length antibody versions with human constant regions of different isotypes. If there is a significant decrease in binding affinity of the humanized Fab fragments, we will make several modifications to restore the original binding affinity.

      At this point in the project it will also be possible to generate variants of the original antibodies with even higher binding affinity. This can be done using various phage display technologies available to PanGenetics.

6.3. CONFIRM ROLE OF CD40L-CD40 INTERACTION IN THE PATHOPHYSIOLOGY OF VARIOUS AUTOIMMUNE DISEASES

      The objective of this task is to use relevant patient-derived lymphocytes for IN VITRO experiments to assess/confirm the role of the CD40L-CD40 mediated activation of inflammatory cells in autoimmune diseases such as RA, SLE and MS. Subsequently, we will test the inhibitory capacity of the lead antibodies in these experiments. If these key experiments are positive, we will perform a larger number of IN VITRO experiments using human lymphocytes, both from controls and obtained from inflamed tissue of autoimmune patients.

      In this task of the project we will also perform IN VITRO experiments addressing the issue of which human isotype should be used for the production of the complete humanized mAbs. Major concerns are the antibody effector functions (FcR binding, complement activation, etc) and the antibody half-life. Finally, we will investigate the mechanisms by which the antibodies exert their inhibitory activity. At present we do not know whether the antibodies block just by hinderance, whether they induce negative signalling or whether they induce conformational changes in their target molecules leading to a loss of function.

6.4.  LARGE SCALE PRODUCTION OF BEST HUMANIZED MABS

      After confirmation of the biological activity of the humanized Fab fragments in task 6.2, we will express selected antibodies as complete human antibodies. This is most likely best done using a CHO cell expression system.

6.5.  OBTAIN PRELIMINARY IN VIVO DATA ON BLOCKING CAPACITY OF LEAD MABS

      Before using the humanized anti-CD40 mAbs in various non-human primate diseases models, we want to confirm that the antibodies can functionally block the CD40L-CD40 interaction IN VIVO. It has been confirmed by FACS analysis that the mAb in question bind to the CD40 molecule on the lymphocytes of various non-human primates. This preliminary study will provide us proof of concept that the mAb can functionally block the CD40L-CD40 interaction IN VIVO. We will test whether treatment of rhesus monkeys with the lead anti-CD40 mAb can inhibit the generation of a secondary antibody response to a T-cell dependent

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

antigen. These experiments are scheduled to be performed at the BPRC in Rijswijk, The Netherlands in collaboration with Dr. Bert 't Hart. Nine rhesus monkeys will be selected that have previously been immunized with a T-cell dependent antigen. These monkeys will be divided in 3 test groups: (i) control treatment (PBS, every day for 10 days); (ii) low mAb dose (0.05 mg/kg, every day for 10 days) and; (iii) high mAb dose (0.5 mg/kg, every day for 10 days). At day 0 all the monkeys will receive a booster injection with the antigen. Administration of the mAb or control by IV bolus will be done 2 hours before immunization. Serum will be collected at days 2, 4, 6, 8, 10, 12, 14. (on days 2-10 just prior to study drug administration). The serum samples will be anlyzed for:

   o  total antibody titers

   o  antigen-specific antobody titers

   o  serum levels of study drug

   o  presence of anti-human (Ig) antibodies (RAHU)

If these preliminary experiments are postive (i.e. treated animals show decreased secondary antibody responses), we intend to perform IN VIVO experiments to study the effects of anti-CD40 on disease severity in various primate autoimmune disease models (see below).

These preliminary in vivo experiments will also be used to analyze the pharmacokinetic characteristics of the lead humanized mAb. The PK data will be used to extrapolate (using mathematical models) to a serum half-live in humans. This will be the basis for determining the dose schedules in further animal experiments and future patient studies.

6.6  IN VIVO EXPERIMENTS IN NON-HUMAN PRIMATE MODELS FOR AUTOIMMUNE DISEASES

      Before initiating clinical trials with the lead anti-CD40 mAb, it would be preferred to have data from relevant IN VIVO models. Two models are available to us: (i) collagen-induced arthritis in rhesus monkeys and chronic EAE in marmosets. Although the collagen-induced arthritis model in rhesus monkeys does not represent rheumatoid arthritis in humans (in particular not with respect to the cause of the disease), we consider it a good model to study local inflammation (in joints). We plan to perform a number of IN VITRO experiments and immunohistochemical analysis using rhesus monkey tissue to confirm the role of CD40L-CD40 in the pathophysiology of RA. If these initial experiments are positive, we will immunize 12 rhesus monkeys with a single intracutaneous injection of 3 mg B-CII. Starting at day 8, four animals will be treated with saline, four with an optimal dose of PG-CD40 and four animals with an appropriate control, for 14 consecutive days. Thereafter the severity of the disease will be analyzed.

   We will also test the therapeutic value of the humanized anti-CD40 mAbs in a chronic EAE model in marmosets. The relatively new model is considered to represent chronic relapsing multiple sclerosis. We are presently evaluating this model with respect to the involvement of CD40 in the pathophysiology.

6.7  PRODUCTION OF GMP BATCH OF THERAPEUTIC MAB

      For use in humans, the lead antibodies will have to be produced under GMP conditions. It has

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

presently not been decided where the material will be produced, although it seems most likely that it will be subcontracted to a licensed contract manufacturer. The produced material will be subjected to an extensive QC analysis to verify purity, biological activity, etc. The testing program has been divided in a biochemical part and a biological part.

6.8  BIOSAFETY TESTING OF GMP MATERIAL

      As part of the procedure to produce the material under GMP, the produced material will extensively be tested for the presence of infectious agents. Tests will be conducted on the master cell bank (MCB), the bulk unpurified product
(BUP) and, the final purified product (FP).

6.9  TOXICOLOGY TESTING OF GMP MATERIAL IN NON-HUMAN PRIMATES

      The GMP produced material will be subjected to toxicology testing in Rhesus monkeys, before the initiation of clinical studies. These experiments will be subcontracted to a GLP laboratory. In addition, a GLP study to address tissue cross-reactivity will be performed.

6.10  PHASE I/II CLINICAL STUDIES

      With the GMP grade material clinical studies in autoimmune disease patients will be initiated as soon as possible. The primary objective of these studies will be to determine the safety and tolerability of different dose levels of anti-CD40 mAbs. Secondary objectives are to determine the efficacy and to determine the incidence of anti-idiotype response. The studies will be designed as open label phase I/II inter-patient dose escalation studies to investigate the safety and tolerability of immunotherapy using blocking mAbs. The outcome of the non-human primate experiments will determine for which autoimmune disease the first clinical study will be initiated.

6.11  PHASE II AND III CLINICAL STUDIES

      After successful completion of the initial phase I/II clinical studies, further clinical studies to provide us with statistical evidence of the drug efficacy will be initiated.

PANGENETICS B.V.                   ***CONFIDENTIAL***                  JULY 1995

FIGURE 1.  PANGENETICS CD40 RESEARCH AND DEVELOPMENT PLAN

                                     [INSERT CHART HERE]

TABLE 1.  KEY MILESTONE SCHEDULE

------------------------------------------------------
MILESTONE TASK                          MILESTONE DATA
------------------------------------------------------
MS 1:  Complete humanization of lead
       antibody; update patent application  Q4-1995
------------------------------------------------------
MS 2:  Complete key in vitro
       experiments                          Q4-1995
------------------------------------------------------
MS 3:  Complete key in vivo
       experiments in non-human primates    Q4-1996
------------------------------------------------------
MS 4:  GMP production                       Q2-1997
------------------------------------------------------
MS 5:  Biosafety and Toxicology
       testing                              Q4-1997
------------------------------------------------------
MS 6:  Approval for Phase I/II study        Q1-1998
------------------------------------------------------
MS 7:  Completion of Phase I/II study       Q3-1999
------------------------------------------------------

                                    EXHIBIT 7

                       C40 LICENSE\COLLABORATION AGREEMENT

DATE:          October 1, 1994

PARTIES:       1.  Mark Deboer Phd, "Deboer";
               E. van Calcarstraat 30; 1963 DG
               Heemskark; The Netherlands; T: 31
               2510 41356; F: 31 2510 50719.
               2.  Panorama Research Inc., "PRI";
               2462 Wyandotte St.; Mountain View, CA
               94043; T: 415-694-4996; F:
               415-694-7717.

DEBOER AGREES:

1. To grant PRI a license to all of the rights of Dr. Mark Deboer in the Chiron CD40 technology.

PRI AGREES:

1. To cooperate with Dr. Mark Deboer who will be responsible for the execution of the project plan and oversee the work of Dr. Lucien Aarden.

2.  To share ownership of the project with Dr. Mark Deboer on a 50:50 basis.

AGREED:

/s/ MARK DeBOER PhD                                                     10-1-94
    Mark DeBoer PhD                                                        DATE

/s/ JAMES W. LARRICK MD PhD                                             10-1-94
    James W. Larrick MD PhD                                                DATE
    CEO and President
    Panorama Research Inc.